Exhibit 99.1

Company Press Release

Thursday, August 3, 2006

Advant-e Corporation Announces Second Quarter 2006 Results

Company Reports Record Revenue and Net Income

DAYTON, Ohio, August 3, 2006 — Advant-e Corporation (OTC Bulletin Board: AVEE), a provider of Internet-based business-to-business electronic commerce services, today announced financial and operating results for the quarter ending June 30, 2006.

For the second quarter of 2006 the Company reported record revenues of $1,333,758, a 24% increase over revenues of $1,076,385 in the second quarter of 2005. The increase in revenue is attributable to continued strong demand in grocery and retail as well as growth in the automotive supply chain sector for the company’s web EDI services.

Net income for the quarter was a record $230,855, or $.03 per share, a 92% increase over net income of $120,270, or $.02 per share, for the same period in 2005.

“The second quarter of 2006 represents another record for Advant-e Corporation, both in revenue as well as net income,” said Jason K. Wadzinski, Chairman and Chief Executive Officer. “We continue to execute our plan of investing in the company’s growth. Our capital spending on infrastructure and new product development for the first six months of 2006 increased by 145% over 2005 and we are continuing to increase the Edict Systems staff in support of our growth initiatives. Our position in the grocery and retail sectors continues to be strong and our automotive supply chain activities have increased. Automotive-based revenue has more than doubled in the first six months of this year over last year. I would like to take this opportunity to thank our valued customers, the dedicated and hard-working Edict Systems team, and all our business partners for another excellent quarter.”

For the six months ending June 30, 2006 the Company reported revenues of $2,595,927, a 23% increase over revenues of $2,115,873 in the same period in 2005. Net income for the period in 2006 was $398,561, or $.06 per share, compared to net income of $225,379, or $.04 per share in the 2005 period.

About Advant-e Corporation

Advant-e, via its wholly owned and sole operating subsidiary Edict Systems, Inc., is a provider of Business-to-Business electronic commerce software and Internet-based applications specializing in Electronic Data Interchange (EDI) and XML-based solutions for recurring transactions. Advant-e specializes in horizontal transaction services via EnterpriseEC®, an Internet-based Trading Community Connectivity and Management Solution, and within specific industries via web-based EDI services including www.GroceryEC.com, www.RetailEC.com, www.AutomotiveEC.com, www.MfgEC.com and www.CPGSupplier.com.

In addition to Internet and web-based e-commerce solutions, Edict Systems also provides e-commerce integration and bar coding applications. Additional information about Advant-e Corporation can be found at www.Advant-e.com and www.edictsystems.com or by contacting investor relations at (937) 429-4288. The company’s email is info@edictsystems.com.

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenue	$1,333,758	1,076,385	2,595,927	2,115,873
Cost of revenue	369,661	374,335	777,529	763,379

Gross margin	964,097	702,050	1,818,398	1,352,494
Marketing, general and administrative expenses	614,066	501,680	1,209,921	977,015

Operating income	350,031	200,370	608,477	375,479
Other income, net	15,414	—	32,389	—

Income before taxes	365,445	200,370	640,866	375,479
Income tax expense	134,590	80,100	242,305	150,100

Net income	$230,855	120,270	398,561	225,379

Basic earnings per share	$0.03	0.02	0.06	0.04

Diluted earnings per share	$0.03	0.02	0.06	0.04

Weighted average shares outstanding	6,403,174	6,294,917	6,403,174	6,281,657

Weighted average shares outstanding, assuming dilution	6,434,196	6,294,917	6,428,439	6,281,657

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED CONDENSED BALANCE SHEETS

	June 30, 2006 (Unaudited)	December 31, 2005
Assets

Current Assets:
Cash and cash equivalents	$1,707,047	1,763,435
Short-term investments	244,303	225,902
Accounts receivable, net	432,485	351,482
Prepaid expenses and deposit	40,345	25,128

Total current assets	2,424,180	2,365,947

Software development costs, net	227,063	160,656

Property and equipment, net	338,578	262,523

Total assets	$2,989,821	2,789,126

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$61,009	44,838
Accrued salaries and other expenses	167,971	115,510
Income taxes payable	15,819	375,652
Deferred income taxes	49,266	26,000
Deferred revenue	94,135	76,173

Total current liabilities	388,200	638,173
Deferred income taxes	180,845	136,000

Total liabilities	569,045	774,173

Shareholders’ equity:
Common stock, $.001 par value; 20,000,000 shares authorized; 6,403,714 outstanding	6,403	6,403
Paid-in capital	1,551,606	1,551,606
Accumulated other comprehensive income	12,877	5,615
Retained earnings	849,890	451,329

Total shareholders’ equity	2,420,776	2,014,953

Total liabilities and shareholders’ equity	$2,989,821	2,789,126

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,
	2006	2005
Cash flows from operating activities:
Net income	$398,561	225,379
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	61,746	51,389
Amortization of software development costs	63,088	134,639
Loss on disposal of assets	24,221	—
Net realized gains on available-for-sale investments	(9,005)	—
Deferred income taxes	63,678	(32,000)
Increase (decrease) in cash arising from changes in assets and liabilities:
Accounts receivable	(81,003)	(12,722)
Prepaid expenses	(15,217)	(6,290)
Accounts payable	16,171	69,529
Accrued salaries and other expenses	52,461	6,735
Income taxes payable	(359,833)	148,100
Deferred revenue	17,962	(58,628)

Net cash flows from operating activities	232,830	526,131

Cash flows from investing activities:
Purchases of available-for-sale investments	(56,943)	—
Proceeds from sale of available-for-sale investments	59,242	—
Purchases of equipment	(154,468)	(74,719)
Software development costs	(137,049)	(44,309)

Net cash flows from investing activities	(289,218)	(119,028)

Cash flows from financing activities:
Issuance of common stock	—	60,250

Net cash flows from financing activities	—	60,250

Net increase (decrease) in cash and cash equivalents	(56,388)	467,353
Cash and cash equivalents, beginning of period	1,763,435	944,892

Cash and cash equivalents, end of period	$1,707,047	1,412,245

Supplemental disclosures of cash flow items:
Income taxes paid	$559,000	—

The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the company. Although the company believes that the expectations reflected on its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.